As filed with the Securities and Exchange Commission on June 28, 2011
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
EQUITY RESIDENTIAL
(Exact name of registrant as specified in its charter)

Maryland	13-3675988
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
Two North Riverside Plaza, Suite 400
Chicago, Illinois 60606
(312) 474-1300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Equity Residential 2011 Share Incentive Plan
(Full title of the plan)
David J. Neithercut
President and Chief Executive Officer
Two North Riverside Plaza, Suite 400
Chicago, Illinois 60606
(312) 474-1300
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Gregory W. Hayes, Esq.
DLA Piper LLP (US)
203 North LaSalle Street, Suite 1900
Chicago, Illinois 60601
(312) 368-2155
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(do not check if smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed	Amount of
Title of each class	Amount to be	offering price per	maximum aggregate	registration
of securities to be registered	registered	unit (2)	offering price (2)	fee (2)
Common Shares of Beneficial Interest, $0.01 par value per share	12,980,741	$58.415	$758,269,985.50	$88,036

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement covers any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of $58.415 per share, which is the average of the high and low sales prices of the Registrant’s Common Shares of Beneficial Interest on June 23, 2011, as reported by the New York Stock Exchange.

PART I
INFORMATION REQUIRED IN THIS SECTION 10(A) PROSPECTUS
     Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
     Item 3. Incorporation of Certain Documents by Reference
     We have filed the documents listed below with the Commission under the Exchange Act and these documents are incorporated into this prospectus by reference (other than information furnished pursuant to Items 2.02 and 7.01 of Form 8-K and any related exhibits):
a.	Annual Report on Form 10-K for the year ended December 31, 2010 (File No. 001-12252).

b.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 (File No. 001-12252).

c.	Current Reports on Form 8-K filed on February 3, 2011 (two reports), April 8, 2011, May 23, 2011 and June 22, 2011 (File No. 001-12252).

d.	Description of our common shares contained in our registration statement on Form 8-A/A dated August 10, 1993.
     All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of all Common Shares under this prospectus will also be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing those documents. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including, but not limited to, any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or any exhibits furnished pursuant to Item 9.01 of Form 8-K.
     Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be modified or superseded by inconsistent statements in any document we file in the future that will be deemed incorporated by reference herein, including any prospectus supplement that supplements this prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any accompanying prospectus supplement. Subject to the foregoing, all information appearing in this prospectus and each accompanying prospectus supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.
     We will provide, without charge, copies of all documents that are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) to each person, including any beneficial owner, to whom this prospectus is delivered upon written or oral request. Requests should be directed to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attention: Martin McKenna (telephone number: (312) 474-1300).
Unless otherwise indicated, when used herein, the terms “we” and “us” refer to Equity Residential, a Maryland real estate investment trust, and its subsidiaries, including ERP Operating Limited Partnership, its operating partnership.

     Item 4. Description of Securities.
     Not applicable.
     Item 5. Interests of Named Experts and Counsel.
     Not applicable.
     Item 6. Indemnification of Trustees and Officers
     Under Maryland law, a real estate investment trust formed in Maryland is permitted to eliminate, by provision in its Declaration of Trust, the liability of trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) acts or omissions established by a final judgment as involving active and deliberate dishonesty and being material to the matter giving rise to the proceeding. The Registrant’s Declaration of Trust includes such a provision eliminating such liability to the maximum extent permitted by Maryland law.
     To the maximum extent permitted by Maryland law in effect from time to time, the Registrant’s bylaws require the Registrant to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse, reasonable expenses in advance of final disposition of a proceeding (a) any individual (including the individual’s spouse, children, heirs, estate, executors, or personal or legal representatives for claims arising out of the status of such spouse, children, heirs, estate, executors or personal or legal representatives of such individual (collectively, the “Other Individuals”)) who is a present or former trustee or officer of the Registrant and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual (including Other Individuals) who, while a trustee or officer of the Registrant and at the request of the Registrant, serves or has served as a trustee, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. The Registrant may, with the approval of its Board of Trustees, provide such indemnification and advance for expenses to an individual (including Other Individuals) who served a predecessor of the Registrant in any of the capacities described in (a) or (b) above and to any employee or agent of the Registrant or a predecessor of the Registrant. The indemnification and payment or reimbursement of expenses shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, regulation, insurance, agreement or otherwise.
     No amendment or repeal of the Registrant’s bylaws or Declaration of Trust inconsistent with the foregoing right to indemnification, shall apply to any act or failure to act which occurred prior to such amendment, repeal or adoption. Any indemnification or payment or reimbursement of the expenses permitted by the Registrant’s bylaws shall be furnished in accordance with the procedures provided for indemnification or payment or reimbursement of expenses, as the case may be, under Section 2-418 of the Maryland General Corporation Law (the “MGCL”) for directors of Maryland corporations. The Registrant may provide to trustees and officers such other and further indemnification or payment or reimbursement of expenses, as the case may be, to the fullest extent permitted by the MGCL, as in effect from time to time, for directors of Maryland corporations.
     The Registrant has entered into indemnification agreements with each of its trustees and executive officers. The indemnification agreements require, among other things, that the Registrant indemnify its trustees and executive officers to the fullest extent permitted by law and advance to the trustees and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Registrant must also indemnify and advance all expenses incurred by trustees and executive officers seeking to enforce their rights under the indemnification agreements and may cover trustees and executive officers under the Registrant’s trustees and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, as a traditional form of contract it may provide greater assurance to trustees and executive officers that indemnification will be available.

     The partnership agreements of ERP Operating Limited Partnership and its management subsidiaries also provide for indemnification of the Registrant and its officers and trustees to the same extent that indemnification is provided to officers and trustees of the Registrant in its Declaration of Trust, and limit the liability of the Registrant and its officers and trustees to the Operating Partnership and the Management Partnerships and their respective partners to the same extent that the liability of the officers and trustees of the Registrant to the Registrant and its shareholders is limited under the Registrant’s Declaration of Trust.
     Item 7. Exemption from Registration Claimed
     Not applicable.
     Item 8. Exhibits

4.1*	-	Articles of Restatement of Declaration of Trust of Equity Residential

4.3**	-	Seventh Amended and Restated Bylaws of Equity Residential

5	-	Opinion of DLA Piper LLP (US)

23.1	-	Consent of Ernst & Young LLP

23.2	-	Consent of DLA Piper LLP (US) (included in Exhibit 5)

24	-	Power of Attorney (filed as part of the signature page to the Registration Statement)

*	Included as Exhibit 3.1 to Equity Residential’s Annual Report on Form 10-K for the year ended December 31, 2004.

**	Included as Exhibit 3.1 to Equity Residential’s Form 8-K filed on December 4, 2010.
     Item 9. Undertakings
     The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of Securities (if the total dollar value of Securities would not exceed that which was registered) and a deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;
Provided, however, That paragraphs (a)(1)(i), (a)(1)(ii),and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports field with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus that is filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.
(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.
(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a trustee, officer or controlling person of the registrant against liabilities arising under the Securities Act, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on June 28, 2011.

EQUITY RESIDENTIAL
By:	/s/ David J. Neithercut
David J. Neithercut,
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints David J. Neithercut, Mark J. Parrell and Ian S. Kaufman, or any of them, his or her attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith or in connection with the registration of the Securities under the Exchange Act, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth below and on the dates indicated:

Name	Title	Date

/s/ David J. Neithercut David J. Neithercut	President, Chief Executive Officer and Trustee	June 28, 2011

/s/ Mark J. Parrell Mark J. Parrell	Executive Vice President and Chief Financial Officer	June 28, 2011

/s/ Ian S. Kaufman Ian S. Kaufman	Senior Vice President and Chief Accounting Officer	June 28, 2011

/s/ John W. Alexander John W. Alexander	Trustee	June 28, 2011

/s/ Charles L. Atwood Charles L. Atwood	Trustee	June 28, 2011

/s/ Linda Walker Bynoe Linda Walker Bynoe	Trustee	June 28, 2011

/s/ Bradley A. Keywell Bradley A. Keywell	Trustee	June 28, 2011

/s/ John E. Neal John E. Neal	Trustee	June 28, 2011

/s/ Mark S. Shapiro Mark S. Shapiro	Trustee	June 28, 2011

/s/ B. Joseph White B. Joseph White	Trustee	June 28, 2011

/s/ Gerald A. Spector Gerald A. Spector	Vice Chairman of the Board of Trustees	June 28, 2011

/s/ Samuel Zell Samuel Zell	Chairman of the Board of Trustees	June 28, 2011

EXHIBIT INDEX

Exhibit	Exhibit
Number	Description
4.1*	Articles of Restatement of Declaration of Trust of Equity Residential

4.3**	Seventh Amended and Restated Bylaws of Equity Residential

5	Opinion of DLA Piper LLP (US)

23.1	Consent of Ernst & Young LLP

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5)

24	Power of Attorney (filed as part of the signature page to the Registration Statement)

*	Included as Exhibit 3.1 to Equity Residential’s Annual Report on Form 10-K for the year ended December 31, 2004.

**	Included as Exhibit 3.1 to Equity Residential’s Form 8-K filed on December 4, 2010.